Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Acuity Brands, Inc. Selected 401(k) and Retirement Plans
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File no. 333-74242 and 333-123999) of Acuity Brands, Inc. of our report dated June 28, 2016, relating to the financial statements and supplemental schedule of Acuity Brands, Inc. 401(k) Plan, Acuity Brands Lighting, Inc. 401(k) Plan for Hourly Employees, and Holophane Division of Acuity Brands Lighting 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement which appear in this Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP
Atlanta, GA

June 28, 2016